EXHIBIT 99.1

PVM International, Inc.
Vincent Chase, Inc.
Mr. P. Vincent Mehdizadeh

6700 Fallbrook Avenue, Suite 289
West Hills, CA 91307

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

January 9, 2015

To the Holders of Common Stock and Preferred Stock of Medbox, Inc.:

The accompanying Information Statement is furnished to provide notice to the stockholders of Medbox, Inc., a Nevada corporation (“Company”), that in lieu of a special meeting of stockholders, the holders of more than a majority of the Company’s outstanding voting securities executed a written consent dated January 9, 2015 (“Consent Action”), to elect four (4) successor directors as the Company’s board of directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.  Stockholders at the close of business on January 9, 2015, are entitled to notice of the Consent Action.

Pursuant to Rule 14c-2(b) promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the Consent Action cannot be taken or become effective until at least twenty (20) days after the date the Information Statement is first sent or given to the Company’s stockholders.

The Consent Action is attached as Exhibit A to the Information Statement.  Please read the Information Statement carefully.  It describes the background and the effect of the Consent Action.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.

PVM International, Inc.
Vincent Chase, Inc.
Mr. P. Vincent Mehdizadeh

6700 Fallbrook Avenue, Suite 289
West Hills, CA 91307

INFORMATION STATEMENT

Pursuant to Section 14 of the Securities Exchange Act of 1934 and
Regulation 14C and Schedule 14C thereunder

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement has been filed with the U.S. Securities and Exchange Commission (“SEC”), pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and is being furnished to the holders (“Stockholders”) of the class of Common Stock, par value $0.001 per share (“Common Stock”), and Preferred Stock, $0.001 par value, of Medbox, Inc., a Nevada corporation (“Company”), by Mr. P. Vincent Mehdizadeh who is the beneficial owner of a majority of the voting power of the Company (“Majority Stockholder”).  Mr. Mehdizadeh is the president and controlling shareholder of both PVM International, Inc., a California corporation (“PVMI”) and Vincent Chase, Inc., a California corporation (“VCI”).

The purpose of the Information Statement is to provide notice that, on January 9, 2015 (“Consent Date”), the Majority Stockholder, PVMI and VCI executed a written consent (“Consent Action”), as permitted under Nevada law and the Amended and Restated Bylaws of the Company, as further amended (“Bylaws”), approving the election of four (4) successor directors as the Company’s entire board of directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.  After the effective time of the Consent Action, the board of directors and the Majority Stockholder may decide to add additional directors, including persons who formerly served as officers or directors of the Company.

This Information Statement is being first sent or given to the Stockholders on January 9, 2015, to those persons who were Stockholders as of the close of business on January 9, 2015 to the extent known by the Majority Stockholder.  As a majority of the Company’s outstanding voting power has already approved the Consent Action, the Stockholders will not be given an opportunity to approve or vote on the Consent Action.

Pursuant to Rule 14c-2 promulgated by the SEC under the Exchange Act, the earliest date that the Consent Action can become effective is twenty (20) calendar days after this Information Statement is first sent or given to the Stockholders.  As such, the Consent Action is expected to become effective on or after January 29, 2015 (“Effective Date”).  The Majority Stockholder will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing, estimated at $2,000.

THE CONSENT ACTION

This Information Statement is being furnished solely for the purpose of providing advance notice to the Stockholders of the Consent Action as required by the Exchange Act and the rules and regulations of the SEC promulgated thereunder.  Under the Nevada Revised Statutes (“NRS”) and the Bylaws, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Consent Action has been adopted and approved by more than a majority of the Company’s outstanding voting power, and is attached as Exhibit A to this Information Statement.

Background.  In November 2011, Mr. Mehdizadeh became the Majority Stockholder upon his purchase of 5,421,500 shares of Common Stock representing 50% of the outstanding shares of Common Stock.  In August 2012, the Majority Stockholder purchased the remainder of the outstanding shares of the Company in a private transaction and transferred such shares to a holding company named Vincent Chase, Inc., which is controlled by the Majority Stockholder.  As the controlling owner of the Company, the Majority Stockholder subsequently replaced the Company’s management with current management and the Company’s board of directors was expanded by board action to include its present members.

Since that time, however, the Majority Stockholder determined that a further change in the Company’s management and board may be necessary to advance the interests of the Company and its Stockholders.

In view of the foregoing, the Majority Stockholder executed the Consent Action on January 9, 2015, to elect successor directors to the entire board of directors as permitted under Article III, Section 5 of the Bylaws, which provides that, if “the directors then in office who have been elected by the stockholders shall constitute less than a majority of the directors then in office, any holder of an aggregate of five percent or more of the total number of shares at the time outstanding having the right to vote for such directors may call a special meeting of the stockholders to elect the entire board.”  Further, Section 5 also provides that, “the term of office of any director not elected by the stockholders shall terminate upon the election of a successor.”

Moreover, as permitted by NRS Section 78.320, Article II, Section 10 of the Bylaws provides that any action which may be taken at any annual or special meeting of stockholders (such as electing successor directors), may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

General Effect of the Consent Action.  At the present time, the directors of the Company who have been elected by stockholders constitute less than a majority of the directors in office.  As such, under Article III, Section 5 of the Bylaws, the Majority Stockholder has the right to elect the entire board at a special meeting of the stockholders, and under Article II, Section 10 of the Bylaws, this stockholder action may be taken by a written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

The Consent Action represents stockholder action of more than the minimum number of votes that would be necessary to authorize or to take the action at a stockholder meeting to elect four (4) successor directors as the entire board of directors of the Company.  After the Effective Date, the board of directors and the Majority Stockholder may determine to enlarge the size of the board and add additional directors, including persons who may have formerly served as directors or officers of the Company. The Majority Stockholder expresses its appreciation and thanks for the past services of the former directors and has invited the prior independent directors to be added to the newly elected Medbox Board of Directors or an appointment to the Board Advisory Committee to Medbox, at the former directors discretion.

Successor Directors.  The backgrounds and experience of the persons elected by the Majority Stockholder to serve as directors of the Company are set forth below.  Each individual named below has agreed to serve as a director of the Company and does not have any substantial interest, direct or indirect, by security holdings or otherwise, other than election to the board.  There are no family relationships between any of the following persons.  Mr. Trecek listed below is considered an independent director, while all others are considered non-independent.

Matthew Feinstein                                           Age 46

Matthew Feinstein began consulting for Medbox in June 2013, and was promoted to Vice President in February 2014.  He also served as a director of the Company from April 2014 until October 2014.  Mr. Feinstein was Operational Supervisor at Redbox from 2009 until 2011.  He was subsequently recruited to become Director of Operations at minuteKEY, a self-service key duplicating kiosk company from 2011 to 2012.  Mr. Feinstein earned an undergraduate degree in Political Science at the University of California, Berkeley.

Mr. Feinstein’s significant expertise in sales, distribution, and driving nationwide rollouts of franchised and company-owned retail stores and his 20 years of successful leadership roles in nationally recognized companies in the home entertainment industry provides clear support for his election to the Company’s board of directors.

Jaime Ortega                                                   Age 30

Jaime Ortega first started with the Company in 2010 during its early stages of corporate development.  He was the Company’s Field Service Manager overseeing day-to-day operations for Medbox machine maintenance and point-of-sale software updates with the company’s information technology developer.  Mr. Ortega has over 10 years’ experience with computer repair, networking and software feature implementation.  He helped to establish every Medbox dispensary location, as well as train employees and operators on key industry insight and knowledge.

Mr. Ortega’s business operational experience, including his significant expertise in customer service, tech support and knowledge of various operating systems such as Linux, Windows, and Apple platforms provides clear support for his election to the Company’s board of directors.

David Trecek                                                    Age 47

Mr. Trecek is a thirteen-year veteran of the security & surveillance industry.  He is a seasoned C-Level manager who has designed and deployed enterprise class video surveillance systems for various national gaming providers such as Mandalay Bay, Bellagio, Harrah's, Lakes Entertainment, and multiple Native American tribes. He also managed the contract to deploy smaller footprint systems for the YUM! Brands portfolio: (KFC, Pizza Hut, Taco Bell) and their respective franchisees.

Mr. Trecek is well versed in the areas of video surveillance, access control, alarm monitoring, remote video, voice, data and telecom.

Mr. Trecek’s business operational experience, including his significant expertise in security and surveillance systems, provides clear support for his election to the Company’s board of directors.

P. Vincent Mehdizadeh                                  Age 36

Mr. Mehdizadeh founded a predecessor company in 2008 and acquired control of the Company in 2011 and 2012.  He served as a senior consultant to the Company from December 2012 until May 2013, when he was appointed as the Company’s chief operating officer and chairman of the board of directors.  On April 10, 2014, Mr. Mehdizadeh resigned as chief operating officer and director of the Company and was appointed as a senior strategist.  On October 13, 2014, Mr. Mehdizadeh resigned as an officer of the Company but continued to serve as a consultant to the Company.

Mr. Mehdizadeh’s experience creating the two main patents behind the Company's technology and his extensive knowledge of the medical dispensary business provides clear support for his election to the Company’s board of directors

In July 2013, Mr. Mehdizadeh resolved a legal matter initiated by the Los Angeles County Department of Consumer Affairs from activities occurring from 2005-2008 relating to a law firm Mr. Mehdizadeh managed at the time as a non-attorney manager.  After a 15 count criminal complaint was filed against him in 2010,  Mr. Mehdizadeh pled no-contest in 2013 to two felony counts after considering the potential for negative publicity for Medbox had he defended the case at trial. Under the terms of a negotiated plea agreement, Mr. Mehdizadeh received probation and agreed to pay $450,000 in restitution, which he paid in 2013.  It was stipulated within the plea that once Mehdizadeh completed probation successfully, the conviction would be deleted from his record. Mr. Mehdizadeh also declared bankruptcy in July 2010, which was later discharged in 2011.

TRANSACTIONS WITH RELATED PERSONS

On June 5, 2014, the Company closed a purchase and sale agreement with PVMI pursuant to which PVMI acquired the Company’s rights and claims attributable to or controlled by the Company as a result of the Company’s transactions with Bio Tech Medical Software, Inc. (“Bio Tech Rights and Claims”), in exchange for the return by PVMI to the Company of 30,000 shares of its Common Stock.  The amount of consideration paid by PVMI was determined based on the book value of the Bio Tech Rights and Claims and the closing price of the Common Stock on June 5, 2014.

On June 5, 2014, the Company also closed a purchase and sale agreement with PVMI pursuant to which PVMI acquired the Company’s rights and claims attributable to or controlled by the Company as a result of the Company’s transactions with certain stockholders of Medvend, Inc. (“Medvend Rights and Claims”), in exchange for the return by PVMI to the Company of 30,000 shares of its Common Stock.  The amount of consideration paid by PVMI was determined based on the book value of the Medvend Rights and Claims and the closing price of the Common Stock on June 5, 2014.

The Company received proceeds of $500,000 from a non-interest bearing demand note entered into with Mr. Mehdizadeh, on June 28, 2014.  The note was repaid on July 9, 2014.  On August 13, 2014, the Company received aggregate proceeds from a non-interest bearing demand note issued to PVMI of $375,000 and on August 15, 2014, the Company received proceeds from a non-interest bearing demand note issued to Vincent Chase Incorporated of $100,000.  Both notes remain outstanding.

VOTE REQUIRED

To the extent known by the Majority Stockholder, there were 30,442,517 shares of Common Stock and 3,000,000 shares of the Company’s Series A Preferred Stock, $0.001 par value, issued and outstanding as of the Consent Date.  Under the Bylaws, the holders of Series A Preferred Stock and the holders of Common Stock vote as a single class upon any matter submitted to the stockholders for a vote.

Each share of Common Stock entitles its holder to one vote per share on all matters requiring stockholder approval.  The holders of Series A Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series A Preferred Stock held by such holder, (b) the number of issued and outstanding shares of Common Stock and Series A Preferred Stock on a fully-diluted basis, as of the Consent Date for the vote, or, if no such Consent Date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.00000025.

Based on the terms of the Series A Preferred Stock and shares of Common Stock owned directly and indirectly by the Majority Stockholder, the Majority Stockholder controls approximately 153% of the outstanding voting power of the Company.

EXPECTED DATE FOR EFFECTING THE CONSENT ACTION

Under Section 14(c) of the Exchange Act and Rule 14c-2(b) promulgated thereunder, the Consent Action cannot be taken or become effective until at least twenty (20) days after the date the Information Statement is first sent or given to the Stockholders.  As the Information Statement was first sent or given to the Stockholders on or about January 9, 2015, the Consent Action will become effective on or about January 29, 2015.

DISSENTER’S RIGHTS OF APPRAISAL

The Nevada General Corporation Law does not provide for dissenter’s rights in connection with the Consent Action.

DELIVERY OF INFORMATION TO A SHARED ADDRESS

If you and one or more Stockholders share the same address, it is possible that only one Information Statement was delivered to your address.  Any Stockholder who wishes to receive a separate copy of the Information Statement at the same address may mail a request to receive separate copies to the Majority Stockholder at 6700 Fallbrook Avenue, Suite 289 West Hills, CA 91307, or call 800-762-1452 and a copy of the Information Statement will be promptly delivered to you.  Stockholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the Majority Stockholder at the same address.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

To the extent known to the Majority Stockholder, the following table sets forth certain information as of November 4, 2014, with respect to the beneficial ownership of the outstanding Common Stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group.  Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

The percentage of class beneficially owned is based on 30,442,517 shares of Common Stock reported by the Company as being issued and outstanding as November 4, 2014.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.  Pursuant to the rules of the SEC, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants or the conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name	Number of Shares Beneficially Owned		Percentage of Outstanding Shares Beneficially Owned
Dr. Bruce Bedrick	9,125,417	(1)	20.1%
Guy Marsala	20,000		*
Vincent Mehdizadeh	26,356,498	(2)	58%
Matthew Feinstein	1,000		*
C. Douglas Mitchell	0		*
Jennifer Love	0		*
J. Mitchell Lowe	66,750	(3)	*
Ned L. Siegel	53,575	(3)	*
PVM International, Inc. (4)	3,032,053		6.68%
Vincent Chase, Incorporated (5)	23,324,445	(6)	51.3%
All officers and directors as a group ( 6 persons)	141,325		0.5%
Jaime Ortega	11,000
David Trecek	0		*
_________________________
*  Less than 1%

(1)	Includes 5,000,000 shares issuable upon conversion of 1,000,000 shares of Series A Preferred Stock.
(2)
Includes 23,324,445 shares beneficially owned by Vincent Chase, Incorporated (which includes 10,000,000 shares issuable upon conversion of 2,000,000 shares of Series A Preferred Stock) and 3,052,053 shares held by PVM International, Inc.

(3)	Does not include 42,188 shares that will vest on January 1, 2015 and 42,187 shares that will vest on March 31, 2015.
(4)	Vincent Mehdizadeh has voting and dispositive power over the securities held by PVM International, Inc.
(5)	Vincent Mehdizadeh has voting and dispositive power over the securities held by Vincent Chase, Incorporated.
(6)	Includes 10,000,000 shares issuable upon conversion of 2,000,000 shares of Series A Preferred Stock.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC.  You can read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov.

PLEASE NOTE THAT THIS IS NEITHER A REQUEST FOR YOUR VOTE NOR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE CONSENT ACTION THAT HAS BEEN APPROVED AND TO PROVIDE YOU WITH INFORMATION ABOUT THE CONSENT ACTION AND OTHER RELEVANT BACKGROUND INFORMATION.

Dated: January 9, 2015	/s/ By: P. Vincent Mehdizadeh

EXHIBIT A

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS
OF
MEDBOX, INC.

THE UNDERSIGNED, being the holder (“Majority Stockholder”) of more than a majority of the voting power of Medbox, Inc., a Nevada corporation (“Corporation”), pursuant to Section 78.320 of the Nevada Revised Statutes (“NRS”) and the Amended and Restated Bylaws of the Corporation, as further amended (“Bylaws”), hereby take the following actions and consent to, adopt, approve, ratify and confirm the following resolutions by written consent, without a meeting of stockholders, by reason of having at least a majority of the voting power of the Corporation that would be necessary to authorize or take such actions and adopt such resolutions at a meeting of stockholders, effective as of the earliest date permitted after an Information Statement on Schedule 14C pursuant to the Securities Exchange Act of 1934, as amended, is first sent or given to the Corporation’s stockholders:

WHEREAS, Article III, Section 5 of the Bylaws provides that, if directors who have been elected by stockholders shall constitute less than a majority of the directors then in office, any holder of an aggregate of five percent or more of the total number of shares at the time outstanding having the right to vote for such directors may call a special meeting of the stockholders to elect the entire board; and

WHEREAS, directors who have been elected by stockholders presently constitute less than a majority of the directors in office; and

WHEREAS, Article III, Section 5 of the Bylaws further provides that the term of office of any director not elected by the stockholders shall terminate upon the election of a successor; and

WHEREAS, Article II, Section 10 of the Bylaws provides that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; and

WHEREAS, the Majority Stockholder desires to elect successor directors to succeed the entire present board of directors by written consent of the stockholders as permitted by the NRS and Bylaws:

NOW THEREFORE, BE IT RESOLVED, That the following persons be, and each of them hereby is, elected to serve as a director of the Corporation until the next annual meeting of stockholders, and until their successors are elected and have been qualified:

Matthew Feinstein
Jaime Ortega
David Trecek
P. Vincent Mehdizadeh;
and be it

FURTHER RESOLVED, That the Majority Stockholder expresses its appreciation and thanks for the past services of the former directors and has invited the prior independent directors to be added to the newly elected Medbox Board of Directors or an appointment to the Board Advisory Committee to Medbox, at the former directors discretion.

IN WITNESS WHEREOF, the undersigned, being the holder of more than a majority of the voting power of the Corporation, has executed this Action by Written Consent of Stockholders as of January 9, 2015.

PVM INTERNATIONAL, INC.

By:  /s/
P. Vincent Mehdizadeh, President

VINCENT CHASE, INC.

By:  /s/
P. Vincent Mehdizadeh, President

  /s/
P. Vincent Mehdizadeh

Voting Power:  39,077,757 or
153% of Total Voting Power

Shares Owned:  26,356,498 or
58% of Outstanding Shares